Exhibit 2.6

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated January 25, 2022, is made by and among CF Acquisition Corp. V, a Delaware corporation (the “Company”), Satellogic Inc., a British Virgin Islands company limited by shares (“PubCo”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated January 28, 2021, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, (i) the Company has issued (a) 8,333,333 Public Warrants and (b) 200,000 Private Placement Warrants, and (ii) the Company previously agreed to issue 333,333 Forward Purchase Warrants pursuant to that certain Forward Purchase Contract, dated as of January 28, 2021, between the Company and the Sponsor (the “Forward Purchase Contract”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on July 5, 2021, the Company, PubCo, Ganymede Merger Sub 1 Inc., Ganymede Merger Sub 2 Inc. (“Merger Sub 2”) and Nettar Group Inc. entered into that certain Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Company will merge with and into Merger Sub 2, with the Company surviving such merger as a wholly owned subsidiary of PubCo (the “SPAC Merger”), and as a result of the SPAC Merger, the holders of shares of Class A common stock and shares of Class B common stock of the Company shall become holders of Class A ordinary shares of PubCo (the “PubCo Class A Ordinary Shares”);

WHEREAS, upon consummation of the SPAC Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Class A common stock of the Company but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for PubCo Class A Ordinary Shares;

WHEREAS, the Board of the Company has determined that the consummation of the transactions contemplated by the Merger Agreement will constitute a “Business Combination” (as defined in the Existing Warrant Agreement);

WHEREAS, on July 5, 2021, the Company, PubCo and Sponsor entered into that certain Amended and Restated Forward Purchase Contract (the “Amended and Restated Forward Purchase Contract”), which supersedes the Forward Purchase Contract and, pursuant to which, immediately prior to the SPAC Merger, PubCo will issue to Sponsor, and Sponsor will purchase from PubCo, among other things, 333,333 Assumed SPAC Warrants (as defined in the Merger Agreement);

WHEREAS, in connection with the SPAC Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignment; and

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (i) to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement in connection with the SPAC Merger and the transactions contemplated by the Merger Agreement or (ii) as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1

Assignment and Assumption. As of and with effect on and from the SPAC Merger Effective Time (as defined in the Merger Agreement), the Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the SPAC Merger Effective Time.

1.2

Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to PubCo and the assumption of the Existing Warrant Agreement by PubCo from the Company pursuant to Section 1.1, in each case effective as of the SPAC Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby) in full force and effect from and after the SPAC Merger Effective Time.

2.	Amendment of Existing Warrant Agreement.

Effective as of the SPAC Merger Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the SPAC Merger and the transactions contemplated by the Merger Agreement).

2.1	References to the “Company”. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to PubCo.

2.2	References to Ordinary Shares. All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to PubCo Class A Ordinary Shares.

2.3

References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Merger Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the SPAC Merger Effective Time.

2.4

References to Forward Purchase Contract. All references to “Forward Purchase Contract” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Amended and Restated Forward Purchase Contract.

2.5

References to Forward Purchase Warrant. All references to “Forward Purchase Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Assumed SPAC Warrants issued to Sponsor pursuant to the Amended and Restated Forward Purchase Contract.

2.6

References to “stockholder”. All references to a “stockholder’ of the Company in the Existing Warrant Agreement (including all Exhibits thereto) shall be construed as a reference to a “shareholder” of the PubCo.

2.7	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.8	Post IPO Warrants.

2.8.1	Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.8.2	All references to “Post IPO Warrant” in the Existing Warrant Agreement shall be deleted.

2.9	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants and Forward Purchase Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

2.10	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on PubCo shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by PubCo with the Warrant Agent), as follows:

Satellogic Inc.

c/o Nettar Group Inc.

Email: ceo@satellogic.com, gc@satellogic.com

Attention: Emiliano Kargieman

with a copy (which shall not constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP

7 Times Square

New York, NY 10036-6516

Email: glerner@fklaw.com

Attention: Gregg S. Lerner

and

Greenberg Traurig LLP

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Email: annexa@gtlaw.com

Attention: Alan I. Annex

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004-1482, U.S.A.

Attn: Kenneth A. Lefkowitz, Esq.

Email: ken.lefkowitz@hugheshubbard.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1

Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the SPAC Merger and substantially contemporaneous occurrence of the SPAC Merger Effective Time and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2

Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3

Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of PubCo and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of PubCo and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4

Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

CF ACQUISITION CORP. V.

By:
Name: Howard W. Lutnick
Title: Chief Executive Officer

SATELLOGIC INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Project Ganymede (Satellogic) Assignment, Assumption and Amendment of SPAC Warrant Agreement—January 2022]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

CF ACQUISITION CORP. V.

By:
Name:
Title:

SATELLOGIC INC.

By:
Name: Rebeca Brandys
Title: Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Assigmnent, Assumption and Amendment Agreement to be duly executed as of the date first above written.

CF ACQUISITION CORP. V.

By:
Name:
Title:

SATELLOGIC INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: Douglas Reed
Title: Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]

Consented to in accordance with Section 3.28 of the Underwriting Agreement between CF Acquisition Corp. V and Cantor Fitzgerald & Co., dated as of January 28, 2020:

CANTOR FITZGERALD & CO.

By:
Name: Sage Kelly
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]